Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2025 Results

LEAWOOD, KANSAS - (February 23, 2026) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the three months and year ended December 31, 2025.

Fourth Quarter 2025 Summary Results:

●	Total revenues were $1,288.3 million compared to $1,306.4 million for Q4 2024.
●	Net loss was $(127.4) million compared to net loss of $(135.6) million for Q4 2024.
●	Adjusted EBITDA was $134.1 million compared to $164.8 million for Q4 2024.
●	Net cash provided by operating activities was $126.7 million compared to $203.6 million for Q4 2024.
●	Free cash flow was $43.3 million compared to $113.9 million for Q4 2024.
●	Cash and cash equivalents at December 31, 2025 was $428.5 million, excluding restricted cash of $48.8 million.

Full Year 2025 Summary Results:

●	Total revenues were $4,848.9 million compared to $4,637.2 million for 2024.
●	Net loss was $(632.4) million compared to $(352.6) million for 2024. The increased net loss stems primarily from non-cash charges associated with a transformative July 2025 refinancing that was highly beneficial for AMC, and which allowed AMC to fully redeem all of its 2026 maturities.
●	Adjusted EBITDA was $387.5 million compared to $343.9 million for 2024.
●	Net cash used in operating activities was $(119.8) million compared to $(50.8) million for 2024.
●	Free cash flow was $(365.9) million compared to $(296.3) million for 2024.

Commenting on the 2025 results, AMC Chairman and CEO Adam Aron said, “2025 marked another important step forward for AMC. The North American box office improved modestly year‑over‑year, rising approximately 1.5%, while AMC once again outperformed, growing total revenue by 4.6% and Adjusted EBITDA by nearly 13% compared to 2024. This outperformance reflects our relentless focus on operating improvements and portfolio optimization and further demonstrates our leadership in the guest experience through world‑class marketing and loyalty programs, innovative food and beverage variety, and best‑in‑class premium large‑format offerings.”

Aron added, “AMC finished 2025 with all‑time per‑patron records in admissions revenue, food and beverage revenue, and total revenue, for both the fourth quarter and the full year. Our commitment to operating efficiency was also evident as we delivered a record‑setting contribution margin per patron for both the fourth quarter and full year. These achievements underscore what we’ve long believed: AMC is exceptionally well positioned to capitalize on a recovering box office. And as I have said many times before, the not-so-secret formula to a full box‑office recovery is straight forward, we need more great movies from our studio partners.”

Aron concluded, “Looking ahead, our studio partners are poised to deliver on their commitment to release more titles in 2026 and beyond, and this makes us increasingly optimistic. Encouragingly, the January North American box office was approximately 16% ahead of the same period last year, and the European box office growth has been even more significant. With a movie slate including such titles as SPIDER-MAN: BRAND NEW DAY, AVENGERS: DOOMSDAY, MOANA, DUNE: PART THREE, and THE ODYSSEY, we anticipate significant industry growth in the remainder of the year, and we believe AMC is well positioned to capture this growth and thrive with our unrivaled theatre footprint, industry leading premium formats, engaging loyalty programs, and exclusive concessions and merchandise offerings.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
GAAP Results
Total revenues	$1,288.3	$1,306.4	(1.4)%	$4,848.9	$4,637.2	4.6%
Net loss	$(127.4)	$(135.6)	$8.2	$(632.4)	$(352.6)	$(279.8)
Net cash provided by (used in) operating activities	$126.7	$203.6	$(76.9)	$(119.8)	$(50.8)	$(69.0)
Diluted loss per share	$(0.25)	$(0.35)	$0.10	$(1.34)	$(1.06)	$(0.28)
Non-GAAP Results*
Adjusted EBITDA	$134.1	$164.8	$(30.7)	$387.5	$343.9	$43.6
Free cash flow	$43.3	$113.9	$(70.6)	$(365.9)	$(296.3)	$(69.6)
Adjusted net loss	$(94.6)	$(67.8)	$(26.8)	$(455.1)	$(426.1)	$(29.0)
Adjusted diluted loss per share	$(0.18)	$(0.18)	$(0.00)	$(0.96)	$(1.28)	$0.32
Constant Currency Results (1):
Total revenues	$1,263.9	$1,306.4	(3.3)%	$4,798.7	$4,637.2	3.5%
Adjusted EBITDA	$131.2	$164.8	$(33.6)	$383.8	$343.9	$39.9
Operating Metrics
Attendance (in thousands)	56,325	62,424	(9.8)%	219,412	224,155	(2.1)%
U.S. markets attendance (in thousands)	39,738	42,959	(7.5)%	155,810	156,866	(0.7)%
International markets attendance (in thousands)	16,587	19,465	(14.8)%	63,602	67,289	(5.5)%
Average screens	9,315	9,475	(1.7)%	9,375	9,582	(2.2)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at December 31, 2025 was $428.5 million, excluding restricted cash of $48.8 million.

Fourth Quarter 2025

During the fourth quarter ended December 31, 2025, as previously announced, the Company converted the majority of its equity investment in Hycroft Mining Holding Corporation (“Hycroft”) into approximately $24.1 million cash, receiving an amount approximately equal to the original capital invested in the transferred securities. The transaction allowed AMC to reallocate capital towards attractive opportunities within it’s core theatrical exhibition business.

First Quarter 2026

During the first quarter 2026, AMC:

●	Entered into a sales and registration agreement to sell up to $150.0 million of our Class A common stock. As of February 20, 2026, AMC raised gross proceeds of approximately $26.2 million, before commissions and fees, from the sale of approximately 20.4 million shares of Class A common stock.
●	Launched a transaction to refinance its $400 million 12.75% Odeon Senior Secured Notes due 2027 and its $2 billion Term Loan due 2029. The transaction is expected to simplify the capital structure, address certain 2027 maturities, and reduce future cash interest costs. The transaction is expected to be completed during the first quarter of 2026.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Tuesday, February 24, 2026. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 860 theatres and 9,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements the Company makes regarding impacts of the industry box office in North America and European industry attendance, the Company’s expected revenue, net loss, capital expenditures, diluted loss per share, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, the Company’s cash generation potential, the potential for further debt equitization, the ability to achieve the Company’s AMC Go Plan, the Company’s financial runway and the continued box office recovery as well as the future box office outlook, including with respect to the full year 2026. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of AMC common stock; dilution of voting power caused by recent sales of AMC common stock and through the issuance of AMC common stock underlying Muvico’s exchangeable notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, the Company cautions you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the Company’s other filings with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Year Ended December 31, 2025 and December 31, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Admissions	$701.6	$721.4	$2,652.8	$2,560.5
Food and beverage	436.5	446.2	1,671.3	1,624.9
Other theatre	150.2	138.8	524.8	451.8
Total revenues	1,288.3	1,306.4	4,848.9	4,637.2

Operating costs and expenses
Film exhibition costs	325.9	346.2	1,275.2	1,239.2
Food and beverage costs	85.1	83.0	327.0	305.6
Operating expense, excluding depreciation and amortization below	469.7	441.5	1,786.0	1,679.4
Rent	222.5	214.3	887.3	873.6
General and administrative:
Merger, acquisition and other costs	0.4	—	3.6	0.1
Other, excluding depreciation and amortization below	61.0	66.1	230.3	226.8
Depreciation and amortization	80.1	78.3	313.4	319.5
Impairment of long-lived assets	43.5	72.3	43.5	72.3
Operating costs and expenses	1,288.2	1,301.7	4,866.3	4,716.5

Operating income (loss)	0.1	4.7	(17.4)	(79.3)
Other expense, net
Other expense (income)	8.5	17.6	112.4	(156.2)
Interest expense:
Corporate borrowings	121.9	112.0	459.5	401.8
Finance lease obligations	1.7	2.9	6.0	5.4
Non-cash NCM exhibitor services agreement	18.6	9.0	64.7	36.5
Investment income	(23.7)	(1.9)	(32.1)	(16.3)
Total other expense, net	127.0	139.6	610.5	271.2

Loss before income taxes	(126.9)	(134.9)	(627.9)	(350.5)
Income tax provision	0.5	0.7	4.5	2.1
Net loss	$(127.4)	$(135.6)	$(632.4)	$(352.6)

Diluted loss per share	$(0.25)	$(0.35)	$(1.34)	$(1.06)

Weighted average shares outstanding diluted (in thousands)	513,032	383,958	472,899	332,920

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2025	December 31, 2024
Cash and cash equivalents	$428.5	$632.3
Corporate borrowings	4,038.5	4,075.1
Other long-term liabilities	95.2	81.9
Finance lease liabilities	52.5	49.3
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,894.8)	(1,760.5)
Total assets	8,017.8	8,247.5

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$126.7	$203.6	$(119.8)	$(50.8)
Net cash used in investing activities	$(57.7)	$(88.9)	$(221.6)	$(242.9)
Net cash provided by (used in) financing activities	$(9.1)	$(3.7)	$125.2	$68.4
Free cash flow	$43.3	$113.9	$(365.9)	$(296.3)
Capital expenditures	$(83.4)	$(89.7)	$(246.1)	$(245.5)
Screen additions	—	—	—	13
Screen acquisitions	—	8	36	9
Screen dispositions	10	28	199	263
Screen construction openings (closures), net	14	18	5	(20)
Average screens	9,315	9,475	9,375	9,582
Number of screens operated	9,640	9,798	9,640	9,798
Number of theatres operated	855	871	855	871
Screens per theatre	11.3	11.2	11.3	11.2
Attendance (in thousands)	56,325	62,424	219,412	224,155

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	39,738	42,959	155,810	156,866
International markets	16,587	19,465	63,602	67,289
Consolidated	56,325	62,424	219,412	224,155

Average ticket price (in dollars):
U.S. markets	$13.05	$12.44	$12.78	$12.22
International markets	$11.04	$9.60	$10.39	$9.57
Consolidated	$12.46	$11.56	$12.09	$11.42

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.69	$8.21	$8.57	$8.30
International markets	$5.49	$4.80	$5.28	$4.80
Consolidated	$7.75	$7.15	$7.62	$7.25

Average screen count (month end average):
U.S. markets	7,009	7,130	7,057	7,206
International markets	2,306	2,345	2,318	2,376
Consolidated	9,315	9,475	9,375	9,582

Contribution margin per patron (in dollars):
U.S. markets	$16.30	$15.08	$15.69	$14.85
International markets	$13.83	$11.77	$12.61	$11.33
Consolidated	$15.58	$14.05	$14.80	$13.80

Segment Information:

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
U.S. markets	$969.0	$983.9	$3,706.1	$3,544.2
International markets	319.3	322.5	1,142.8	1,093.0
Consolidated	$1,288.3	$1,306.4	$4,848.9	$4,637.2

Adjusted EBITDA
U.S. markets	$111.5	$123.0	$346.0	$301.5
International markets	22.6	41.8	41.5	42.4
Consolidated	$134.1	$164.8	$387.5	$343.9

Capital expenditures
U.S. markets	$60.6	$64.3	$174.2	$171.4
International markets	22.8	25.4	71.9	74.1
Consolidated	$83.4	$89.7	$246.1	$245.5

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net loss	$(127.4)	$(135.6)	$(632.4)	$(352.6)
Plus:
Income tax provision	0.5	0.7	4.5	2.1
Interest expense	142.2	123.9	530.2	443.7
Depreciation and amortization	80.1	78.3	313.4	319.5
Impairment of long-lived assets (2)	43.5	72.3	43.5	72.3
Certain operating expense (3)	8.5	1.9	14.6	5.4
Equity in earnings of non-consolidated entities (4)	(2.3)	(2.5)	(6.8)	(12.4)
Attributable EBITDA (5)	1.4	0.7	2.3	1.9
Investment income (6)	(23.7)	(1.9)	(32.1)	(16.3)
Other expense (income) (7)	11.7	20.1	129.8	(141.8)
Merger, acquisition and other costs (8)	0.4	—	3.6	0.1
Stock-based compensation expense (9)	(0.8)	6.9	16.9	22.0
Adjusted EBITDA (1)	$134.1	$164.8	$387.5	$343.9

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in the Company’s debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	During the year ended December 31, 2025, we recorded non-cash impairment charges related to our long-lived assets of $28.0 million on 47 theatres in the U.S. markets with 560 screens which were related to property, net and operating lease right-of-use assets, net and $15.5 million on 20 theatres in the International markets with 159 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2024, we recorded non-cash impairment charges related to our long-lived assets of $51.9 million on 39 theatres in the U.S. markets with 469 screens which were related to property, net and operating lease right-of-use assets, net and $20.4 million on 23 theatres in the International markets with 188 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

4)	Equity in earnings non-consolidated entities during the year ended December 31, 2025, primarily consisted of equity in earnings from AC JV, LLC (“AC JV”) of $(4.8) million. Equity in earnings of non-consolidated entities during the year ended December 31, 2024, primarily consisted of equity in earnings from AC JV of $(10.0) million.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Equity in (earnings) of non-consolidated entities	$(2.3)	$(2.5)	$(6.8)	$(12.4)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.1)	(1.2)	(5.7)	(11.5)
Equity in earnings of International theatre joint ventures	1.2	1.3	1.1	0.9
Income tax provision	0.2	0.1	0.1	—
Investment income	(0.5)	(0.4)	(0.5)	(0.4)
Interest expense	0.1	—	0.2	0.1
Depreciation and amortization	0.4	(0.1)	1.4	1.3
Other income	—	(0.2)	—	—
Attributable EBITDA	$1.4	$0.7	$2.3	$1.9
6)	Investment income during the year ended December 31, 2025 includes interest income of $(8.0) million and realized and unrealized gains on our investments in Hycroft Mining Holding Corporation (“Hycroft”) of $(34.4) million, partially offset by impairment of an equity security without a readily determinable fair value of $10.3 million. Investment income during the year ended December 31, 2024 included interest income of $(19.2) million, partially offset by unrealized losses on our investments in Hycroft of $2.9 million.
7)	Other expense during the year ended December 31, 2025 includes net losses on debt extinguishments of $196.0 million, an increase in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 of $19.3 million, and term loan modification third party fees of $3.1 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(56.7) million, foreign currency transaction gains of $(28.1) million, and shareholder litigation recoveries of $(3.8) million. Other income for the year ended December 31, 2024 includes a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(75.8) million, shareholder litigation recoveries of $(40.2) million, net gains on debt extinguishments of $(38.9) million, and a vendor dispute settlement of $(36.2) million, partially offset by term loan modification third party fees of $42.3 million and foreign currency transaction losses of $7.0 million.
8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow and Net Capex (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$126.7	$203.6	$(119.8)	$(50.8)
Plus: total capital expenditures	(83.4)	(89.7)	(246.1)	(245.5)
Free cash flow (1)	$43.3	$113.9	$(365.9)	$(296.3)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$37.2	$32.1	$93.2	$76.8
Maintenance capital expenditures (3)	52.6	60.8	151.4	163.8
Change in construction payables (4)	(6.4)	(3.2)	1.5	4.9
Total capital expenditures	$83.4	$89.7	$246.1	$245.5

Total capital expenditures	$83.4	$89.7	$246.1	$245.5
Less lease incentives	(18.1)	(5.8)	(45.6)	(31.8)
Net capex	$65.3	$83.9	$200.5	$213.7

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$969.0	$983.9	$319.3	$322.5	$1,288.3	$1,306.4
Less:
Film exhibition costs, cost of revenues	(259.1)	(276.0)	(66.8)	(70.2)	(325.9)	(346.2)
Food and beverage costs, cost of revenues	(62.0)	(59.9)	(23.1)	(23.1)	(85.1)	(83.0)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(342.1)	(326.1)	(127.6)	(115.4)	(469.7)	(441.5)
Rent, cost of revenues	(161.4)	(160.9)	(61.1)	(53.4)	(222.5)	(214.3)
Depreciation and amortization expense, cost of revenues (2)	(54.0)	(55.3)	(17.2)	(15.4)	(71.2)	(70.7)
GAAP gross profit	$90.4	$105.7	$23.5	$45.0	$113.9	$150.7
Attendance (in thousands)	39,738	42,959	16,587	19,465	56,325	62,424
GAAP gross profit per patron	$2.27	$2.46	$1.42	$2.31	$2.02	$2.41

Contribution margin reconciliation
GAAP gross profit	$90.4	$105.7	$23.5	$45.0	$113.9	$150.7
Operating expense, excluding depreciation and amortization expense, cost of revenues	342.1	326.1	127.6	115.4	469.7	441.5
Rent, cost of revenues	161.4	160.9	61.1	53.4	222.5	214.3
Depreciation and amortization expense, cost of revenues (2)	54.0	55.3	17.2	15.4	71.2	70.7
Contribution margin (1)	$647.9	$648.0	$229.4	$229.2	$877.3	$877.2
Attendance (in thousands)	39,738	42,959	16,587	19,465	56,325	62,424
Contribution margin per patron (1)	$16.30	$15.08	$13.83	$11.77	$15.58	$14.05

Constant currency contribution margin (3)	$647.9	$648.0	$212.1	$229.2	$860.0	$877.2
Constant currency contribution margin per patron (3)	$16.30	$15.08	$12.79	$11.77	$15.27	$14.05

	U.S. Markets		International Markets		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$3,706.1	$3,544.2	$1,142.8	$1,093.0	$4,848.9	$4,637.2
Less:
Film exhibition costs, cost of revenues	(1,020.5)	(988.8)	(254.7)	(250.4)	(1,275.2)	(1,239.2)
Food and beverage costs, cost of revenues	(241.2)	(225.7)	(85.8)	(79.9)	(327.0)	(305.6)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(1,327.1)	(1,252.1)	(458.9)	(427.3)	(1,786.0)	(1,679.4)
Rent, cost of revenues	(650.1)	(649.9)	(237.2)	(223.7)	(887.3)	(873.6)
Depreciation and amortization expense, cost of revenues (2)	(214.9)	(226.7)	(65.0)	(63.2)	(279.9)	(289.9)
GAAP gross profit	$252.3	$201.0	$41.2	$48.5	$293.5	$249.5
Attendance (in thousands)	155,810	156,866	63,602	67,289	219,412	224,155
GAAP gross profit per patron	$1.62	$1.28	$0.65	$0.72	$1.34	$1.11

Contribution margin reconciliation
GAAP gross profit	$252.3	$201.0	$41.2	$48.5	$293.5	$249.5
Operating expense, excluding depreciation and amortization expense, cost of revenues	1,327.1	1,252.1	458.9	427.3	1,786.0	1,679.4
Rent, cost of revenues	650.1	649.9	237.2	223.7	887.3	873.6
Depreciation and amortization expense, cost of revenues (2)	214.9	226.7	65.0	63.2	279.9	289.9
Contribution margin (1)	$2,444.4	$2,329.7	$802.3	$762.7	$3,246.7	$3,092.4
Attendance (in thousands)	155,810	156,866	63,602	67,289	219,412	224,155
Contribution margin per patron (1)	$15.69	$14.85	$12.61	$11.33	$14.80	$13.80

Constant currency contribution margin (3)	$2,444.4	$2,329.7	$767.3	$762.7	$3,211.7	$3,092.4
Constant currency contribution margin per patron (3)	$15.69	$14.85	$12.06	$11.33	$14.64	$13.80

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.

3)	The International segment information for the three months and year ended December 31, 2025, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended and Year Ended December 31, 2025 and December 31, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
Numerator:
Net loss	$(127.4)	$(135.6)	$(632.4)	$(352.6)
Calculation of adjusted net loss for adjusted diluted loss per share:
Impairment of long-lived assets	43.5	72.3	43.5	72.3
Marked-to-market loss (gain) on derivatives	14.7	(2.3)	(37.4)	(75.8)
Loss (gain) on extinguishment of debt	—	1.4	196.0	(38.9)
Third party fees paid for Term Loan modifications	1.0	1.3	3.1	42.3
Loss (gain) on investments in Hycroft	(22.6)	1.3	(34.4)	3.0
Equity investment impairment	—	—	10.3	—
Vendor dispute settlement	—	—	—	(36.2)
Shareholder litigation	(3.8)	(6.2)	(3.8)	(40.2)
Adjusted net loss for adjusted diluted loss per share	$(94.6)	$(67.8)	$(455.1)	$(426.1)

Denominator (shares in thousands):
Weighted average shares for adjusted diluted loss per share	513,032	383,958	472,899	332,920

Adjusted diluted loss per share	$(0.18)	$(0.18)	$(0.96)	$(1.28)

We present adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for adjusted diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our Existing Exchangeable Notes or New Exchangeable Notes. The impact of RSUs, PSUs, and the conversion features of the Existing Exchangeable Notes and New Exchangeable Notes was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss for adjusted diluted loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and diluted loss per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share may not be comparable to similarly titled measures reported by other companies.

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